FOR IMMEDIATE RELEASE

XFONE Announces Filing of Rights Offering Prospectus

Lubbock, TX – September 14, 2011 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“Xfone” or “the Company”) announced that further to its July 6, 2011 and September 8, 2011 announcements, the Company filed a final prospectus on September 12, 2011 (the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for its previously announced rights offering (the “Rights Offering”) in which holders of its common shares as of 5:00 p.m. New York City time (Midnight Israel time) on September 22, 2011 (the “Record Date”) will receive one (1) non-transferable and non-tradable right to purchase one (1) additional share of the Company’s common stock, par value $0.001 (“Common Stock”) for each share owned as of the Record Date, for a subscription price of $0.30 per share.  The Company’s registration statement on Form S-1 (as amended) of which the Prospectus is a part, was declared effective by the SEC on September 12, 2011. The Company is offering an aggregate of up to 21,119,488 shares of its Common Stock pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m. New York City time (11:00 p.m. Israel time), on October 26, 2011.

Shareholders should consult the Prospectus and their advisors to determine their rights under the Rights Offering. Offering materials fully detailing the terms, subscription documents and important dates of the Rights Offering are expected to be sent on or about September 30, 2011 to shareholders who are entitled to participate at the Rights Offering.

There can be no assurance as to the amount of Common Stock that will be subscribed for pursuant to the Rights Offering.

Institutional Marketing Services (“IMS”) is the information agent for the Rights Offering. Stockholders may direct questions regarding the Rights Offering to IMS at (203) 972-9200.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy the rights or the underlying shares, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

About Xfone, Inc.

Xfone is a provider of high speed broadband services, including Internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  Xfone's Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the company's website, please visit: www.xfone.com.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com